Exhibit 2

Rinker Group Limited

Appendix 4E

Preliminary final report

Year end 31 March 2005

Rinker Group Limited

Appendix 4E

Preliminary final report

Period ending 31 March 2005

This preliminary final report is provided to the ASX under Listing Rule 4.3A

1. DETAILS OF THE REPORTING PERIOD AND THE PREVIOUS CORRESPONDING PERIOD

ABN or equivalent company reference	Reporting period	Previous corresponding period
53 003 433 118	Year ended 31 March 2005	Year ended 31 March 2004

2. RESULTS FOR ANNOUNCEMENT TO MARKET

		US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004

2.1	Revenues from ordinary activities	4,458.0	3,749.7	6,031.4	5,400.9
	Percentage increase on previous period	18.9%		11.7%

2.2
	Profit from ordinary activities after tax
	attributable to members of Rinker Group Limited	432.6	295.6	585.2	426.8
	Percentage increase on previous period	46.3%		37.1%

2.3	Net profit attributable to members of Rinker Group Limited	432.6	295.6	585.2	426.8
	Percentage increase on previous period	46.3%		37.1%

2.4	Dividends	Amount per security	Franked amount per security

	Final Dividend (2004)	8 cents (A$) per share	100%
	Interim Dividend (2005)	7 cents (A$) per share	100%
	Final Dividend (2005)	14 cents (A$) per share	60%

	The final dividend in respect of ordinary shares for the year ended 31 March 2005 has not been recognised in this financial report because it was declared after 31 March 2005.

2.5	Record date for determining entitlements to the final dividend		10 June 2005

3. CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

YEAR ENDED 31 MARCH	Note	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004
Trading revenue - sale of goods		4,312.4	3,706.2	5,843.0	5,339.5
Cost of sales		(2,405.0)	(2,158.4)	(3,260.1)	(3,110.0)
Warehouse and distribution costs		(824.7)	(690.8)	(1,117.1)	(994.1)
Selling, general and administrative costs		(406.8)	(367.8)	(550.5)	(528.6)
Share of profits from associate entities		31.4	15.0	42.7	22.0
Operating profit		707.3	504.2	958.0	728.8
Other revenue from ordinary activities	3.1	126.1	31.8	162.3	45.0
Other expenses from ordinary activities	3.1	(126.7)	(43.3)	(163.2)	(60.5)
Profit from ordinary activities before finance and income tax expense		706.7	492.7	957.1	713.3
Interest income		19.5	11.7	26.1	16.4
Borrowing costs		(51.8)	(58.9)	(70.2)	(85.2)
Profit from ordinary activities before income tax expense		674.4	445.5	913.0	644.5
Income tax expense relating to ordinary activities		(236.8)	(148.8)	(321.0)	(216.2)
Net profit		437.6	296.7	592.0	428.3
Net profit attributable to outside equity interests		(5.0)	(1.1)	(6.8)	(1.5)
Net profit attributable to members of Rinker Group Limited		432.6	295.6	585.2	426.8
Increase (decrease) in foreign currency translation reserve
arising on translation of self-sustaining foreign operations		31.0	190.6	(39.6)	(410.2)
Adjustment to opening retained earnings on
adoption of revised AASB 1028 “Employee Benefits”		—	(1.0)	—	(1.6)
Total revenue, expense and valuation adjustments attributable to members of Rinker Group Limited recognised directly in equity		31.0	189.6	(39.6)	(411.8)
Total changes in equity other than those resulting from transactions with owners as owners		463.6	485.2	545.6	15.0

Exchange rate (A$=US$)		0.7393	0.6897	0.7393	0.6897

NOTES TO THE CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

3.1. OTHER REVENUE AND EXPENSE FROM ORDINARY ACTIVITIES

YEAR ENDED 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004

REVENUE
Disposals of investments and surplus property, plant and equipment	116.4	14.8	149.2	20.0
Disposals of operating property, plant and equipment and other assets	5.5	14.6	7.4	21.4
Revenue from sale of assets	121.9	29.4	156.6	41.4
Dividend income	0.4	0.1	0.6	0.2
Other	3.8	2.3	5.1	3.4
Total other revenue from ordinary activities	126.1	31.8	162.3	45.0

EXPENSES
Disposals of investments and surplus property, plant and equipment	(119.2)	(14.6)	(152.8)	(19.9)
Disposals of operating property, plant and equipment and other assets	(7.0)	(11.1)	(9.4)	(16.5)
Expense from sale of assets	(126.2)	(25.7)	(162.2)	(36.4)
Other restructure, rationalisation and impairment costs (a)	(0.3)	(10.5)	(0.7)	(15.1)
Other	(0.2)	(7.1)	(0.3)	(9.0)
Total other expense from ordinary activities	(126.7)	(43.3)	(163.2)	(60.5)

(a) An impairment write down of US$10.5 million or A$15.1 million was recorded during the year ended 31 March 2004 relating to Rinker Prestress.

3.2. SIGNIFICANT ITEMS

Disposal of Prestress
Revenue on disposal	32.5	—	41.8	—
Book value of disposed assets	(47.6)	—	(61.2)	—
Income tax benefit	2.0	—	2.6	—
Total loss on sale	(13.1)	—	(16.8)	—

Disposal of Polypipe
Revenue on disposal	67.3	—	85.6	—
Book value of disposed assets	(59.0)	—	(75.0)	—
Total gain on sale	8.3	—	10.6	—

Total significant items
Revenue on disposal	99.8	—	127.4	—
Book value of disposed assets	(106.6)	—	(136.2)	—
Income tax benefit	2.0	—	2.6	—
Total significant items	(4.8)	—	(6.2)	—

3.3. DEPRECIATION, DEPLETION AND AMORTISATION

Amounts incurred for depreciation, depletion and amortisation of
• deferred costs	10.8	11.5	14.7	16.6
• goodwill	56.3	56.5	76.2	81.3
• property, plant and equipment	179.8	161.7	243.3	232.5
• other intangibles	3.6	4.5	4.9	6.5
Total depreciation, depletion and amortisation	250.5	234.2	339.1	336.9

3.4 OTHER DISCLOSURES IN ACCORDANCE WITH AASB 1018

Bad debts written off
• trade receivables	4.0	4.4	5.3	6.1

4. CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004
Current assets
Cash assets	588.2	328.5	762.6	435.1
Receivables	590.3	538.5	765.3	713.2
Inventories	300.9	263.9	390.2	349.5
Other current assets	23.6	54.8	30.5	72.5
Current assets	1,503.0	1,185.7	1,948.6	1,570.3

Non-current assets
Receivables	81.4	89.8	105.6	119.0
Inventories	51.3	42.1	66.5	55.7
Investments accounted for using the equity method	162.5	143.4	210.7	189.9
Other financial assets	22.5	13.5	29.2	17.8
Property, plant and equipment	1,758.3	1,715.7	2,279.7	2,271.8
Intangibles	761.8	838.8	987.7	1,110.7
Deferred income tax assets	75.7	60.2	98.1	79.7
Other non-current assets	43.9	40.8	56.9	54.0
Non-current assets	2,957.4	2,944.3	3,834.4	3,898.6
Total assets	4,460.4	4,130.0	5,783.0	5,468.9

Current liabilities
Payables	494.7	459.8	641.4	608.9
Interest-bearing liabilities	257.1	17.4	333.3	23.0
Income tax liabilities	26.7	57.7	34.6	76.4
Provisions	72.6	88.9	94.2	117.8
Current liabilities	851.1	623.8	1,103.5	826.1

Non-current liabilities
Payables	46.7	19.4	60.5	25.7
Interest-bearing liabilities	610.9	912.4	792.1	1,208.2
Deferred income tax liabilities	246.3	222.8	319.4	295.1
Provisions	85.6	71.0	110.9	94.0
Non-current liabilities	989.5	1,225.6	1,282.9	1,623.0
Total liabilities	1,840.6	1,849.4	2,386.4	2,449.1
Net assets	2,619.8	2,280.6	3,396.6	3,019.8

Equity
Contributed equity	1,475.9	1,497.1	2,255.8	2,286.2
Reserves	227.6	196.6	(336.3)	(304.3)
Retained profits	909.0	582.0	1,467.6	1,031.4
Equity attributable to members of Rinker Group Limited	2,612.5	2,275.7	3,387.1	3,013.3
Outside equity interests in controlled entities	7.3	4.9	9.5	6.5
Total equity	2,619.8	2,280.6	3,396.6	3,019.8

5. CONSOLIDATED STATEMENT OF CASH FLOW

YEAR ENDED 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers	4,491.9	3,857.2	6,080.2	5,542.8
Payments to suppliers and employees	(3,635.7)	(3,102.7)	(4,930.1)	(4,472.9)
Dividends and distributions received	15.7	13.1	21.3	17.4
Interest received	18.1	10.7	24.2	15.0
Income taxes paid	(230.6)	(117.7)	(299.1)	(155.3)
Net cash from operating activities	659.4	660.6	896.5	947.0

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and other non-current assets	(281.1)	(224.4)	(380.1)	(340.2)
Proceeds from sale of property, plant and equipment and other non-current assets	13.2	25.3	17.6	55.0
Purchase of controlled entities and businesses net of cash acquired	(33.2)	(36.0)	(45.1)	(49.2)
Proceeds from sale of interests in controlled entities and businesses	104.8	4.3	134.3	5.8
Loans and receivables advanced	(22.1)	(16.3)	(30.1)	(23.3)
Loans and receivables repaid	40.8	16.1	58.2	23.8
Net cash (used in) investing activities	(177.6)	(231.0)	(245.2)	(328.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments of) borrowings	(60.5)	(297.9)	(83.0)	(455.5)
Cash received from CSR Limited (a)	—	192.6	—	315.5
Dividends paid	(104.1)	(85.6)	(141.4)	(122.8)
Dividends paid to outside equity interests	(2.6)	(1.4)	(3.5)	(1.8)
Payments for Rinker Group Limited share buy-back	(21.9)	—	(31.3)	—
Proceeds from issue of shares	0.7	0.6	0.9	0.8
Interest and other finance costs paid	(49.2)	(53.0)	(66.8)	(75.0)
Net cash (used in) financing activities	(237.6)	(244.7)	(325.1)	(338.8)

NET INCREASE IN CASH HELD	244.2	184.9	326.2	280.1
Cash at the beginning of the financial year	328.5	111.0	435.1	184.8
Effects of exchange rate changes	15.5	32.6	1.3	(29.8)
Cash at the end of the financial year	588.2	328.5	762.6	435.1

Reconciliation of net profit attributable to members of Rinker Group Limited to net cash from operating activities
Operating profit after tax attributable to members of Rinker Group Limited	432.6	295.6	585.2	426.8
Depreciation and amortisation	250.5	234.2	339.1	336.9
Transfer to (from) provisions	5.9	(2.1)	8.0	(1.5)
Interest expense	46.0	54.6	62.3	78.9
Other loss from ordinary activities	0.6	11.6	0.9	15.7
Outside equity interests’ share of profit	5.0	1.1	6.8	1.5
Increase in trade receivables and other current assets	(83.0)	(29.5)	(117.1)	(51.1)
Increase in current inventories	(56.4)	(18.2)	(78.2)	(25.3)
Increase in trade payables and other creditors and accruals	47.1	107.9	60.9	138.4
Net change in tax balances	6.2	31.2	22.0	60.9
Other	4.9	(25.8)	6.6	(34.2)
Net cash from operating activities	659.4	660.6	896.5	947.0

(a) As part of the demerger the Rinker group received US$192.6 million or A$315.5 million from CSR Limited.

6. DETAILS OF INDIVIDUAL AND TOTAL DIVIDENDS AND DIVIDEND PAYMENTS

6.1  INDIVIDUAL DIVIDENDS PER SECURITY

		Date dividend is payable	A$ (cents) Amount per security	Franked amount per security at 30% tax	A$ (cents) Amount per security of foreign source dividend

Final dividend
	Current Year	1 July 2005	14 cents	60%	5.6
	Previous Year	2 July 2004	8 cents	100%	Nil

Interim dividend
	Current Year	13 December 2004	7 cents	100%	Nil
	Previous Year	15 December 2003	6 cents	100%	Nil

The final dividend in respect of ordinary shares was declared on 12 May 2005. The record date to determine dividend entitlement is 10 June 2005. The final dividend in respect of ordinary shares for the year ended 31 March 2005 has not been recognised in the financial report because it was declared after 31 March 2005.

All of the unfranked dividend payable on 1 July 2005 shall be paid out of Rinker’s foreign dividend account resulting in no Australian dividend withholding tax for non Australian shareholders.

7. DIVIDEND REINVESTMENT PLAN

Rinker Group Limited does not have a dividend reinvestment plan

The last date(s) for receipt of election notices for the dividend reinvestment plans	N/A

Any other disclosures in relation to dividends (distributions)

On 15 April 2005 Rinker announced a change in the conversion ratio of Rinker American Depositary Receipts (ADRs). Effective 27 April 2005, ADRs, which previously represented 10 Rinker ordinary shares, will represent 5 ordinary Rinker shares. This change had no impact on the contributed equity of Rinker Group Limited. Holders of Rinker American Depositary Receipts (ADRs) in the United States, will receive a dividend equivalent to 70 Australian cents per ADR, or 5 times the dividend per ordinary share noted above.

8. STATEMENT OF RETAINED EARNINGS SHOWING MOVEMENTS

RETAINED PROFITS	US$ MILLION 2005	A$ MILLION 2005

Balance at the beginning of the financial year	582.0	1,031.4
Reserve of controlled entities disposed	—	(7.6)
Net profit attributable to members of Rinker Group Limited	432.6	585.2
Total available for appropriation	1,014.6	1,609.0
Dividends	(105.6)	(141.4)
Retained profits at the end of the financial year	909.0	1,467.6

9. NET TANGIBLE ASSETS PER SECURTIY (NTA)

AS AT 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004

Net tangible asset backing per ordinary share	1.97	1.53	2.55	2.02

10. DETAILS OF ENTITIES OVER WHICH CONTROL HAS BEEN GAINED OR LOST DURING THE PERIOD

	DATE ACQUIRED/	CONSIDERATION		NET TANGIBLE ASSETS
NAME OF ENTITY	DISPOSED	US$ MILLION	A$ MILLION	US$ MILLION	A$ MILLION
Controlled entities acquired during the year
Loven, Inc.	14 April 2004	9.9	13.6	7.6	10.5
Businesses acquired during the year		29.9	40.6	18.6	25.1
		39.8	54.2	26.2	35.6

		GAIN (LOSS) ON DISPOSAL		NET TANGIBLE ASSETS
Controlled entities disposed during the year		US$ MILLION	A$ MILLION	US$ MILLION	A$ MILLION
Polypipe, Inc.	25 February 2005	8.3	10.6	43.4	55.2
Businesses disposed during the year		(18.7)	(24.2)	45.0	58.6
		(10.4)	(13.6)	88.4	113.8

11. DETAILS OF ASSOCIATE ENTITIES

Name of associate/joint venture	Reporting entities percentage holding		Contribution to Net profit/(loss) (where material)
YEAR ENDED 31 MARCH	Current Period	Previous corresponding period	US$MILLION 2005	US$MILLION 2004	A$MILLION 2005	A$MILLION 2004
Cement Australia Holdings Pty Limited	25%	25%	15.9	0.4	22.0	1.1
Other immaterial associates			2.3	2.4	3.2	3.8
Associates			18.2	2.8	25.2	4.9

Cement Australia Partnership	25%	25%	8.8	13.2	11.8	17.8
Other immaterial partnerships			4.4	(1.0)	5.7	(0.7)
Partnerships			13.2	12.2	17.5	17.1
Total associate entities			31.4	15.0	42.7	22.0

Group’s aggregate share of associate entities profits/(losses)

YEAR ENDED 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004

Profit from ordinary activities before income tax expense	26.3	15.7	35.7	23.0
Income tax on ordinary activities	5.1	(0.7)	7.0	(1.0)
Share of net profit of associate entities	31.4	15.0	42.7	22.0

12. OTHER SIGNIFICANT INFORMATION

Details of any other significant information needed by an investor to make an informed assessment of the entity’s financial performance and financial position

Presentation of information in US dollars

The directors believe that the best measure of performance for Rinker Materials Corporation (“Rinker Materials”) in the US and Readymix Holdings Pty Limited (“Readymix”) in Australia is in their respective local currency inasmuch as each generates all revenue and incurs all costs in that local currency. There are virtually no movements of currency between US dollars (“US$”) and Australian dollars (“A$”) that result in realised exchange gains or losses. The business activity in Australia is currently generating cash flow that is generally adequate to service the current level of Australian dollar dividends. As a result, the only impact of changes in the US dollar/Australian dollar exchange rate is one of accounting translation for financial reporting purposes.

Rinker Materials’ US dollar denominated performance represents approximately 80% of the total Rinker result. Consequently, the directors believe US dollar reporting represents the best measure of overall Rinker group performance. As a result, information has been provided in US dollars in addition to Australian dollars.

13. ACCOUNTING STANDARDS USED IN COMPILING THIS REPORT

This report has been prepared in accordance with Australian Accounting Standards and other mandatory professional reporting requirements.

14. COMMENTARY ON THE RESULTS FOR THE PERIOD

See attached press release.

14.1 EARNINGS PER SECURITY (EPS)

YEAR ENDED 31 MARCH	US$ MILLION 2005	US$ MILLION 2004	A$ MILLION 2005	A$ MILLION 2004
Net profit attributable to members of Rinker Group Limited	432.6	295.6	585.2	426.8
Weighted average number of shares outstanding	942,135,211	944,860,494	942,135,211	944,860,494
Basic earnings per share and diluted earnings per share	45.9	31.3	62.1	45.2

15. STATEMENTS IN RELATION TO ACCOUNTS AND AUDIT

This report is based on accounts which have been audited.

Sign here:	/s/ John Morschel	Date:	12 May 2005

Print name:	John Morschel
Chairman

Sign here:	/s/ David Clarke	Date:	12 May 2005

Print name:	David Clarke
Managing Director